Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
May 6, 2008	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

FIRST QUARTER 2008 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended March 31, 2008:

First Quarter 2008 Balance-Sheet Highlights

Total assets rose 2.9 percent to $80.4 billion at March 31, 2008, up from $78.2 billion at yearend 2007. Advances increased 6.3 percent to $59.2 billion, compared with $55.7 billion at yearend 2007, and represented 73.6 percent of total assets. Investments and short-term money-market instruments were $16.7 billion at March 31, 2008, down from $17.9 billion at yearend 2007. Mortgage assets remained virtually unchanged at $4.1 billion at March 31, 2008, compared with yearend 2007. Capital rose 3.3 percent to $3.5 billion at March 31, 2008, compared with $3.4 billion at yearend 2007.

First Quarter 2008 Operating Results

Net income for the first quarter of 2008 grew 29.5 percent to $56.2 million, compared with $43.4 million for the same period in 2007. Net interest income was $96.5 million for the quarter ended March 31, 2008, compared with $70.0 million for the same period in 2007. This $26.5 million increase was primarily attributable to a significant increase in the size of the balance sheet in the first quarter of 2008, as compared with the same period in 2007.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston	111 Huntington Avenue	Boston, MA 02199	617-292-9600	FAX: 617-292-9645

www.fhlbboston.com